Zi Group of Companies

Corporate Code of Conduct

Introduction

Zi Corporation (“Zi”) is committed to being a responsible corporate citizen. Zi, its officers, directors, employees and consultants comply with all applicable laws of the various countries where it does business and upholding the highest standards of professionalism and ethical conduct. All employees, officers and directors of Zi and its subsidiaries, including third party contractors, are therefore required to conduct their day-to-day business affairs in the spirit and manner of the Zi Code of Conduct and its associated corporate policies.

Reporting Violations and Enforcement

We encourage you to bring your questions, suggestions and complaints to our attention. We will carefully consider each of these in our continuing effort to improve operations as well as our Code of Conduct. Questions regarding interpretation of the Zi Code of Conduct and the corresponding policies should be directed to your immediate manager, Chief Financial Officer or Vice President, General Counsel.

If you know of a potentially unlawful or unethical situation within the company, inform the appropriate manager or the legal department immediately. Your employment will not be adversely affected in any way for making such reports. Your suggestions and comments on any subject are important and we encourage you to take every opportunity to discuss them with us. Any violation of any Zi policy can result in disciplinary action, up to and including dismissal [link to Disciplinary Action policy].

Conflicts of Interest

Everyone is responsible for conducting their business affairs in the best interests of Zi by dealing with customers, suppliers, contractors, competitors, existing and potential business partners, government officials and other Zi employees in a manner that avoids real, perceived or potential conflicts or interest. If you are found to be in a conflict of interest for any of the grounds outlined in the Conflict of Interest policy, you may be subject to dismissal. Employees should direct questions regarding conflicts of interest to the appropriate manager, Chief Financial Officer or Vice President, General Counsel. [link to Conflicts of Interest policy].

Work Environment

The Corporation is committed to treating its employees with respect and dignity and to providing a safe workplace free from discrimination or harassment. This includes safeguarding the confidentiality of employee records, refraining from unnecessary intrusion and not discriminating against or disciplining employees for reporting a legitimate safety concern or an incident of harassment or discrimination in the workplace.

All Zi employees, volunteers and visitors are entitled to be treated with dignity, free from harassment based on the protected grounds of race, colour, national or ethnic origin, sex, religion, age, marital or family status, sexual orientation, disability, or any other ground prescribed by law that applies to Zi [link to Respectful Workplace policy, link to Health and Safety policy and link to Legal Compliance policy].

Ethical Business Conduct

Zi is engaged in a variety of business relationships with other companies, individuals, organizations and levels of government in many countries. In all interactions, Zi employees, officers and directors are required to act ethically, honestly and with integrity and to comply with all laws, rules and regulations governing their activities. In dealings with others, Zi employees, officers and directors must avoid even the perception of that favorable treatment is sought in exchange for furnishing or receiving business courtesies. Business courtesies (gifts and entertainment) are designed to build understanding and goodwill in business relationships and may play an important role in some cultures; however, Zi personnel are always required to exercise good judgment in extending business courtesies and never accept bribes, favors or ‘kickbacks’ for the purpose of securing business transactions. All payments must be necessary, lawful in the host county as well as Canada (see Legal Compliance), and properly documented [link to Doing Business in Foreign Countries and with Government Officials and link to Conflicts of Interest policy].

Legal Compliance and Competition

Zi obeys the laws, rules and regulations in all countries where we do business. Zi competes vigorously for business in an ethical manner but do so in a manner that complies with relevant anti-trust laws. Zi never improperly colludes or collaborates with competitors to divide markets, restrict competition or fix prices or inappropriately try to gain market monopoly. We do not slander competitors or their products, improperly gather competitive information, attempt to influence suppliers illegally, or misrepresent our product or services. Zi personnel shall not misappropriate the corporate or trade secrets of other individuals or companies. [link to Legal Compliance policy]

Protecting Company Assets

Proper use of all Zi property, information resources (including internet, email, and intranet) and communications systems is the responsibility of all employees. Our physical assets are intended for conducting company business. All electronic and telephonic communications products, intranet and internet servers or any other systems owned, licensed or operated by Zi are considered Zi business records, and therefore, Zi property and should be used in accordance with Zi corporate policy.
The information, ideas, concepts and know how described, documented or contained in Zi’s electronic communications systems and related databases are the intellectual property of the corporation. The copying or use of Zi’s intellectual property for personal use or benefit during or after employment with Zi is prohibited. [link to Conflicts of Interest policy]
Proprietary information including intellectual property, and company private or confidential information is extremely valuable and must not be disclosed to anyone without proper authorization [link to Disclosure policy, and Legal Compliance policy].

Financial controls & records

Zi Corporation employees have a responsibility to maintain accurate and complete records in order to ensure compliance with applicable governmental and regulatory laws and rules. Employees also have a duty to protect the corporation’s assets from fraud and theft and to maintain proper expense statements and retain all receipts [link to Travel and Expense policy]. Financial transactions between Zi and outside individuals and organizations must be promptly, fairly and accurately recorded in accordance with generally accepted accounting practices and principles. Rationalizing, misrepresenting or falsifying records will not be tolerated and will result in disciplinary action. Financial records must be retained and must not be altered, manipulated or destroyed unless in accordance with standard corporate practices and policies [link to Document Retention policy]. It is a violation of law for any person to knowingly alter, destroy or make a false entry in any record with the intent to obstruct a government investigation or bankruptcy case. Employees may report any concerns regarding questionable accounting and auditing matters confidentially and anonymously to the appropriate manager, Chief Financial Officer or Vice President, General Counsel.

Insider Trading

Every Zi employee, director, officer, director and contract must comply with the laws and regulations of the securities exchanges on which Zi shares are traded to ensure that material, non-public information (‘inside information”) is disclosed in a proper and timely manner [link to Disclosure policy]. Only those employees who have a “need to know” shall receive inside information before it is released to the public. Zi insiders do not use material information for personal profit and do not take advantage of inside information by trading, or providing inside information to others to trade in Zi securities [link to Insider Trading and Reporting policy].

Conclusion: Using Good Judgment and Common Sense

As this code of conduct cannot cover every eventuality, the onus is on employees, directors, and officers of Zi Corporation and its subsidiaries to used good judgment and common sense in all business transactions and activities. Living up to the letter and spirit of the Zi Code of conduct is not always easy or clear. If you are unsure about how to interpret or apply this code of conduct you should seek the advice of your immediate manager, the Chief Financial Officer or Vice President, General Counsel.